CleanSpark Secures Additional Bitcoin Miners for Delivery and Deployment Early Summer

SALT LAKE CITY, UT, March 2, 2021 – CleanSpark, Inc. (Nasdaq: CLSK) (the “Company”), a diversified technology company today announced that it has secured for delivery an additional 2,500 ASIC mining rigs which are expected to provide an estimated 218 PH/s of Bitcoin mining hash rate capacity. The miners are expected to be delivered and immediately deployed throughout June and July 2021.

The delivery dates are aligned with the Company’s expected completion of energy and infrastructure projects that will provide an additional 30 MW of electricity to the site at a rate of $0.0285/kwh. This order, along with the Company’s current mining fleet, is expected to bring the Company’s total hash rate up to an estimated 533 PH/s. CleanSpark expects to make further orders in the coming weeks to secure up to an additional 800 PH/s of mining equipment. The Company has developed a network of dealers and distributors outside of the traditional manufacturing supply chain to secure these additional miners for deployment as the Company’s energy infrastructure increases become available.

Zach Bradford, CleanSpark’s Chief Executive Officer stated, “We continue to aggressively pursue the growth of our hash rate capacity and expect to reach 1 to 1.3 EH/s in total production capacity this summer. ‘Time is money’ in this sector, and these orders allow us to immediately put the 30 MW of increased power into use as soon as it comes online.” Bradford continued, “The availability of low-cost energy for bitcoin mining facilities will be a constraining factor for the industry as it grows. Cryptocurrency mining operations will further be subjected to increased scrutiny on the sources of the incredible amount of power required for successful execution and they will need to ensure that there is an ongoing focus utilizing clean energy sources to mitigate these concerns. CleanSpark has maintained its focus on responsible energy solutions since the initial diligence phases of the ATL acquisition. Currently, the municipality providing our power is backed largely by a wholesale provider that reports delivery of power that is 69% emission-free. We plan to incorporate additional renewables onsite in the near future. In addition to maximizing the energy use of our existing facilities, we are targeting additional locations that offer access to abundant, low-cost power, with an emphasis on sites that are backed by clean energy sources and allow us the opportunity to integrate our proprietary renewable energy solutions onsite.”

CleanSpark’s goal is to operate the lowest-energy-cost Bitcoin mining facilities at scale in the nation. The Company expects to accomplish this not only by securing advantageous power purchase agreements, but also by leveraging its patented energy solutions.

Parties interested in learning more about CleanSpark products and services are encouraged to inquire by contacting the Company directly at info@cleanspark.com or visiting the Company’s website at www.cleanspark.com.

Investors are encouraged to contact the Company at ir@cleanspark.com, or visiting the Company’s website at https://ir.cleanspark.com/

About CleanSpark:

CleanSpark, Inc., a Nevada corporation, is in the business of providing advanced software, controls and technology solutions to solve modern energy challenges. CleanSpark has a suite of software solutions that provides end-to-end microgrid energy modeling, energy market communications, and energy management solutions. CleanSpark’s offerings consist of intelligent energy monitoring and controls, intelligent microgrid design software, middleware communications protocols for the energy industry, energy system engineering, custom hardware solutions, microgrid installation and implementation services, traditional data center services and software consulting services.

The Company and its subsidiaries also own and operate a fleet of Bitcoin miners at its facilities capable of producing an estimated 315 PH/s in hash rate capacity. Hash rate capacity is expected to increase to over 1 EH/s in mining capacity in 2021. CleanSpark plans to apply its energy technologies to these divisions with a goal of mining bitcoins at the lowest energy prices in the United States. For more information, visit https://ATL-DATA.com

Forward-Looking Statements:

CleanSpark cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on CleanSpark's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by CleanSpark that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: delays in equipment delivery, the value of Bitcoin, the successful deployment of energy solutions for bitcoin applications, the fitness of our energy hardware, software and other solutions for this particular application or market, the expectations of future revenue growth may not be realized, ongoing demand for our software products and related services, the impact of global pandemics (including COVID-19) on the demand for our products and services; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact - Investor Relations:

CleanSpark, Inc.

Investor Relations

(801)-244-4405

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